Exhibit 99.1

Press Release

Regeneca, Inc. Announces Dr. Shirish Phulgaonkar as Chief Scientific Officer

IRVINE, Calif., August 10, 2011 – Regeneca, Inc., (RGNA.PK), today announced the appointment of Dr. Shirish Phulgaonkar as Chief Scientific Officer, effective August 9, 2011. He will be responsible for Research and Development for future Regeneca products, as well as the immediate development of a proprietary male enhancement product.

Regeneca's CEO Matt Nicosia commented, "We are very pleased to announce the appointment of Dr. Phulgaonkar as our Chief Scientific Officer. We anticipate that his research into men’s health will quickly produce an exciting new all-natural ingredient which will enable Regeneca to address the market’s desire for an all-natural impact product in the multi-billion dollar natural men’s health market. Dr. Phulgaonkar will also continue his research in the female intimacy enhancement arena, as well as other natural homeopathic products that Regeneca will introduce through its Direct Response Network Marketing model.”

About Dr. Shirish Phulgaonkar

Dr. Shirish Phulgaonkar has worked in Research and Development for over 30 years. As a Chemical Engineer, he has successfully launched several products from lab scale to production scale. He served as a Vice President of R & D at McDonnell Douglas Energy Systems in the 1980's. His vision helped McDonnell Douglas develop Oil Substitute fuel from coal seams in the U.S. After an early retirement at the age of 30, he founded several of his own invention profit units. Some of his inventions and formulations include well-known odor control products, bio fuels from sorghum, natural insect control products from spices, mold control products from natural oils, specialized paints, pet supplements, etc. He also founded Energy & Environmental Technology, Inc. which performs contract Research and Development in coal, solar, wind, tidal and geothermal energy areas. As a Vice President at Allergen Control for 10 years, he has worked with several Allergy products and has supervised trials for natural allergy herbal formulations. Dr. Shirish Phulgaonkar also developed a unique protocol for treating homes of allergic individuals to reduce symptom score. He plans to develop and commercialize herbal and ayurvedic supplements to promote healthy relationships.

About Regeneca, Inc.

Regeneca, Inc. (Pink Sheets:RGNA.PK) was formed to create and commercialize premium products that help to improve health and fight the signs and symptoms of aging for a complete life of wellness and happiness, including our natural male enhancement product - RegenErect. We do this while drawing our products from the earth in an ethical strategy that will emphasize regrowth, reforestation and recycling. This is our "Whole Earth Whole Body” approach to health. More information can be found about Regeneca, Inc. at www.regeneca.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding Regeneca, Inc. and their plans, products and related market potential. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Regeneca, Inc.'s filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Regeneca undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:

Regeneca, Inc.

1 Technology Drive, Suite C-515

Irvine, CA 92618

Investor Relations

949-281-2600 extension 7

www.regeneca.com

ir@regeneca.com